UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
MERCER INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

MERCER INSURANCE GROUP, INC.
PENNINGTON, NEW JERSEY 08534

To Be Held April 26, 2007

Mailed to Security Holders March 30, 2007

Mercer Insurance Group, Inc.
10 North Highway 31
P. O. Box 278
Pennington, New Jersey 08534

March 30, 2007

Dear Fellow Shareholder:

The Annual Meeting of Shareholders of Mercer Insurance Group, Inc. will be held on Thursday, April 26, 2007, at the Company’s headquarters located at 10 North Highway 31, Pennington, New Jersey, at 10:30 a.m. local time.

The matters to be acted upon at the meeting are:

(a) The election of three Class I directors;

(b) The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007; and

(c) Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please review the enclosed material and sign, date and return the proxy card. Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.

I look forward to seeing you at the annual meeting.

Respectfully yours,

Andrew R. Speaker
President and Chief Executive Officer

Mercer Insurance Group, Inc.
10 North Highway 31
P. O. Box 278
Pennington, New Jersey 08534

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 30, 2007

To the Shareholders:

NOTICE IS HEREBY GIVEN that, pursuant to a call of its directors, the Annual Meeting of Shareholders of Mercer Insurance Group, Inc. will be held at the Company’s headquarters located at 10 North Highway 31, Pennington, New Jersey, 08534 on Thursday, April 26, 2007, at 10:30 a.m. local time for the purpose of considering and voting on the following matters:

1. Election of three Class I directors to hold office for terms of three years from the date of election and until their successors shall have been duly elected and qualified (Matter No. 1);

2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007 (Matter No. 2); and

3. Such other business as may properly come before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 23, 2007, shall be entitled to notice of and to vote at the meeting. A proxy statement, a proxy card and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy card and return it promptly in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

This notice, the accompanying proxy statement and form of proxy are sent to you by order of the Board of Directors.

Respectfully yours,

Paul D. Ehrhardt
Corporate Secretary

Pennington, New Jersey
March 30, 2007

PROXY STATEMENT
GENERAL
ELECTION OF MERCER DIRECTORS
Nominees for Election as Class I Directors — Term Expires in 2010
Continuing Class II Directors — Term Expires in 2008
Continuing Class III Directors — Term Expires in 2009
Executive Officers Who Are Not Directors
2006 DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee Report
Compensation Tables and Additional Compensation Disclosure
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2006
OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN 2006
NONQUALIFIED DEFERRED COMPENSATION IN 2006
POTENTIAL POST-EMPLOYMENT PAYMENTS(1)
EQUITY COMPENSATION PLAN TABLE
MATTER NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE DOCUMENTS
FINANCIAL INFORMATION
OTHER MATTERS
SHAREHOLDER COMMUNICATIONS
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Mercer Insurance Group, Inc.
10 North Highway 31
P. O. Box 278
Pennington, New Jersey 08534

PROXY STATEMENT

GENERAL

Introduction

This Proxy Statement and the accompanying Notice of Meeting, proxy card and Annual Report for the year ended December 31, 2006 are being mailed to the shareholders of Mercer Insurance Group, Inc. (“Mercer” or the “Company”) on or about March 30, 2007 in connection with the solicitation of proxies by the Board of Directors of Mercer. The proxies will be voted at the Annual Meeting of Shareholders of Mercer to be held on Thursday, April 26, 2007, at 10:30 a.m. local time at the Company’s headquarters located at 10 North Highway 31, Pennington, New Jersey (the “Annual Meeting”).

Solicitation of Proxies

The cost of the solicitation of proxies will be borne by Mercer. In addition to the use of the mail, some directors and officers of Mercer may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. Arrangements may be made by Mercer with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and Mercer may reimburse them for reasonable expenses they incur in so doing.

Voting Securities

As of the close of business on March 23, 2007 (the “Record Date”), there were outstanding 6,454,386 shares of common stock, no par value (the “Mercer Common Stock”), the only class of capital stock of Mercer outstanding. Holders of record of Mercer Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each outstanding share of Mercer Common Stock is entitled to one vote on each matter to be voted upon.

If the enclosed proxy card is appropriately marked, signed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for Mercer’s Board of Directors, “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007, and in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

Right of Revocation

A Proxy may be revoked at any time before it has been exercised by filing with the Corporate Secretary of Mercer an instrument of revocation or a duly executed proxy bearing a later date. Any shareholder attending the Annual Meeting also may revoke a previously granted proxy by voting in person at the Annual Meeting.

Quorum

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the Annual Meeting.

Electronic Voting

If your shares are held in “street name” by your bank or broker or other intermediary, you will receive voting instructions from your intermediary which you must follow in order for your shares to be voted in accordance with your directions. Many intermediaries permit their clients to vote via the internet or by telephone. Whether or not internet or telephone voting is available, you may vote your shares by returning the voting instruction card which you will receive from your intermediary.

Principal Shareholders

The following table sets forth information regarding persons or entities known to Mercer’s management to beneficially own, as of the Record Date, 5% or more of the outstanding shares of Mercer Common Stock.

	Amount of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Common Stock

FMR Corp.(1)
82 Devonshire Street
Boston, MA 02109	655,800	10.2%
Dimensional Fund Advisors LP(2)
1299 Ocean Avenue
Santa Monica, CA 90401	499,678	7.7%
H. Thomas Davis, Jr.(3)
10 North Highway 31
Pennington, NJ 08534	362,350	5.6%
Mercer Insurance Group, Inc.(4)
Employee Stock Purchase Plan
10 North Highway 31
Pennington, NJ 08534	624,260	9.7%

(1)	As derived from the Schedule 13G filed with the Securities & Exchange Commission on September 11, 2006. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of the common stock outstanding as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)	As derived from the Schedule 13G filed with the Securities & Exchange Commission on February 1, 2007. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP is a Delaware Limited Partnership.

(3)	Mr. Davis is a director and retired executive officer of the Company. Amounts shown do not include 3,125 shares of restricted stock and nonqualified stock options to purchase 9,134 shares of Mercer Common Stock, all of which vest more than 60 days after the Record Date.

(4)	Under the Mercer Insurance Group, Inc. Employee Stock Ownership Plan (which we refer to as the “ESOP”), shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s ESOP account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them at this time, participants in the ESOP have sole voting power and no dispositive power over shares allocated to their ESOP accounts. As of the December 31, 2006 ESOP year-end, 624,260 shares were held in the ESOP’s related trust. Of these 624,260 shares, 248,593 shares are allocated to the accounts of eligible ESOP participants. The remaining 375,667 shares are held in an unallocated account in the ESOP’s related trust and will be allocated to eligible ESOP participants in accordance with the terms of the ESOP. The ESOP trustee votes all unallocated shares in its discretion. The number of shares allocated to the account of each named executive officer is disclosed in the footnotes to the beneficial ownership table which appears below under the heading “Security Ownership of Management” and is also included in the total ESOP figure. Because of its role as trustee for the ESOP, Sovereign Bank may also be deemed to have shared dispositive power over the shares held by the ESOP. The ESOP is directed by an administrative committee which serves as its plan administrator. Our Board of Directors appoints the members of the administrative committee, which currently consist of Andrew R. Speaker and David B. Merclean. These individuals are each employees of Mercer and each disclaims beneficial ownership of the shares held by the ESOP, except those shares allocated to his individual ESOP account.

MATTER NO. 1

ELECTION OF MERCER DIRECTORS

General

Under Mercer’s Articles of Incorporation, the total number of directors may be determined by a resolution adopted by majority vote of the directors then in office or by resolution of the shareholders at a meeting. The number of directors for 2007 has been set by the Board at nine. Mercer’s Board of Directors is divided into three classes with directors serving for three-year terms, with one class of directors being elected at each annual meeting of shareholders.

Director Independence

The Board has determined that each of the following directors is an “independent director,” as such term is defined in the Marketplace Rules of the Nasdaq Stock Market LLC (“Nasdaq”), as follows:

George T. Hornyak, Jr. Roland D. Boehm William C. Hart	Samuel J. Malizia Richard U. Niedt Richard G. Van Noy

Nominees and Continuing Directors

The Board of Directors has fixed the number of directors in Class I at three and has nominated Andrew R. Speaker, George T. Hornyak, Jr. and Samuel J. Malizia for election as Class I directors, each to hold office for a three-year term which expires at the 2010 Annual Meeting of Shareholders or when his successor is duly elected and has qualified. Messrs. Speaker, Hornyak and Malizia are currently directors of Mercer. The remaining directors will continue to serve as Class II and Class III directors whose terms expire in 2008 and 2009, respectively.

Pursuant to Mercer’s bylaws directors are elected by a plurality of votes cast, without regard to either: (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. The three persons receiving the highest number of votes cast at the Annual Meeting will be elected as Class I directors. Accordingly, abstentions and broker non-votes will not constitute or be counted as votes cast for purposes of the election of directors at the Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

Except as noted above, it is intended that shares represented by proxies will be voted for the nominees listed, each of whom is now a director of Mercer and each of whom has expressed his willingness to serve, or for any substitute nominee or nominees designated by the Mercer Board of Directors in the event any nominee or nominees become unavailable for election. The Mercer Board of Directors has no reason to believe that any of the nominees will not serve if elected.

The following tables set forth as to each of the nominees for election as a Class I director and as to each of the continuing Class II and Class III directors, age, principal occupation and business experience for the past five years. There are no family relationships between or among any of our nominees, continuing directors or executive officers.

Nominees for Election as Class I Directors — Term Expires in 2010

		Director	Directorship in other
Name and Principal Occupation During Past Five Years	Age	Since(1)	Reporting Companies

Andrew R. Speaker	44	1997	None
President and Chief Executive Officer of Mercer
George T. Hornyak, Jr.	57	1985	None
Self-Employed Private Investor since 1998
Samuel J. Malizia	52	2003
Managing Partner of the law firm of Malizia Spidi & Fisch, PC, since 1991; Director of National Penn Bank and Nittany Bank, subsidiaries of National Penn Bancshares, Inc.; Chairman of the Board of Nittany Financial Corp. from 1997 to January 2006			National Penn Bank and Nittany Bank, subsidiaries of National Penn Bancshares, Inc.

Continuing Class II Directors — Term Expires in 2008

		Director	Directorship in other
Name and Principal Occupation During Past Five Years	Age	Since(1)	Reporting Companies

Roland D. Boehm	69	1980	None
Self-Employed Business Consultant
H. Thomas Davis, Jr.	58	2001	Penns Woods
Retired. Senior Vice President of Mercer until 2006			Bancorp, Inc.
William V. R. Fogler	62	2000	None
Owner/Van Rensselaer, Ltd., an investment management company

Continuing Class III Directors — Term Expires in 2009

		Director	Directorship in other
Name and Principal Occupation During Past Five Years	Age	Since(1)	Reporting Companies

William C. Hart	74	1970	None
Retired
Richard U. Niedt	75	1979	None
Retired
Richard G. Van Noy	65	1979	None
Retired

(1)	Includes service as a Director at Mercer Mutual Insurance Company prior to its conversion to a stock company on December 15, 2003.

Executive Officers Who Are Not Directors

		Principal Occupation
Name and Position	Age	During Past Five Years

Paul D. Ehrhardt Senior Vice President, Chief Underwriting Officer and Corporate Secretary of Mercer Insurance Group, Inc.	49	Senior Vice President since June 2001 and Corporate Secretary since 1998
David B. Merclean Senior Vice President of Finance and Chief Financial Officer of Mercer Insurance Group, Inc. since October 2003	56	Consultant, DBM Financial Consulting from April 2000 to October 2003
Paul R. Corkery Senior Vice President and Chief Information Officer of Mercer Insurance Group, Inc. since March 2006	56	Consultant, Amper, Politziner and Mattia from 2004 to March 2006; Independent Information Technology Consultant for several years prior to 2004

Security Ownership of Management

The following table sets forth information concerning the number of shares of Mercer Common Stock beneficially owned, as of March 23, 2007, by each present director, nominee for director, executive officer named in the Summary Compensation Table appearing below and by all directors and executive officers as a group.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner(1)	Ownership	Common Stock

Roland D. Boehm(2)	43,016	*
Paul R. Corkery(3)	—	—
H. Thomas Davis, Jr.(4)	362,350	5.6%
Paul D. Ehrhardt(5)	67,031	1.0%
William V. R. Fogler(2)	38,016	*
William C. Hart(2)	40,816	*
George T. Hornyak, Jr.(6)	179,113	2.8%
Samuel J. Malizia(2)	36,362	*
David B. Merclean(7)	41,071	*
Richard U. Niedt(2)	32,027	*
Andrew R. Speaker(8)	160,309	2.5%
Richard G. Van Noy(2)	37,605	*
Executive Officers, Directors and Nominees for Director as a Group (12 persons)(9)	1,037,716	15.4%

*	Less than 1%

(1)	Each of the persons identified above has sole investment and voting power as to all of the shares reported as being beneficially owned by him, with the exception of shares held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives. The number of shares beneficially owned by the persons named in the table above is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules, a person is deemed to beneficially own shares of common stock as to which he has or shares, directly or indirectly, the power to vote the stock or the power to dispose of the stock. A person is also deemed to own any stock with respect to which he has the right to acquire voting or investment power within 60 days through the exercise of any option, warrant or conversion right or through the revocation of any trust or similar arrangement. Accordingly, the above table includes shares which the individual has the right to acquire within 60 days of the Record Date.

(2)	Does not include 5,625 shares of restricted stock and nonqualified stock options to purchase 9,134 shares of Mercer Common Stock issued pursuant to the Company’s 2004 Stock Incentive Plan, all of which vest more than 60 days after the Record Date. The restricted stock awards vest ratably over a five-year period from the grant date while the options vest ratably over a three-year period from the grant date. The grant date for both the restricted stock awards and the options was June 16, 2004.

(3)	Does not include 5,000 shares of restricted stock or incentive stock options and nonqualified stock options to purchase 11,550 and 13,450 shares of Mercer Common Stock, respectively, issued pursuant to the Company’s 2004 Stock Incentive Plan, all of which vest more than 60 days after the Record Date. The restricted stock awards and the options vest ratably over a three-year period from the grant date, October 1, 2006.

(4)	Does not include 3,125 shares of restricted stock or nonqualified stock options to purchase 9,134 shares of Mercer Common Stock issued pursuant to the Company’s 2004 Stock Incentive Plan, all of which vest more than 60 days after the Record Date. The restricted stock awards and options vest ratably over a three-year period from the grant date, June 16, 2004.

(5)	Includes 9,421 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to this holder’s account. Does not include 10,000 shares of restricted stock, or incentive stock options and nonqualified stock options to purchase 8,167 and 7,500 shares of Mercer Common Stock, respectively, issued pursuant to the Company’s 2004 Stock Incentive Plan, all of which vest more than 60 days after the Record Date. The restricted stock awards and options vest ratably over a three-year period from the grant date, June 16, 2004.

(6)	Includes 157,097 shares which are subject to pledge in support of margin accounts maintained at two brokerage firms. Does not include 5,625 shares of restricted stock and nonqualified stock options to purchase 9,134 shares of Mercer Common Stock issued pursuant to the Company’s 2004 Stock Incentive Plan, all of which vest more than 60 days after the Record Date. The restricted stock awards vest ratably over a five-year period from the grant date while the options vest ratably over a three-year period from the grant date. The grant date for both the restricted stock awards and the options was June 16, 2004.

(7)	Includes 3,738 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to this holder’s account. Does not include 2,500 shares of restricted stock or incentive stock options and nonqualified stock options to purchase 8,167 and 7,500 shares of Mercer Common Stock, respectively, issued pursuant to the Company’s 2004 Stock Incentive Plan, all of which vest more than 60 days after the Record Date. The restricted stock awards and options vest ratably over a three-year period from the grant date, June 16, 2004.

(8)	Includes 9,421 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to this holder’s account. Does not include 20,834 shares of restricted stock and incentive stock options and nonqualified stock options to purchase 8,167 and 33,500 shares of Mercer Common Stock, respectively, issued pursuant to the Company’s 2004 Stock Incentive Plan, all of which vest more than 60 days after the Record Date. The restricted stock awards and options vest ratably over a three-year period from the grant date, June 16, 2004.

(9)	Includes an aggregate of 22,580 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to these holders’ accounts. Does not include 80,834 shares of restricted stock or incentive stock options and nonqualified stock options to purchase 36,051 and 135,022 shares of Mercer Common Stock, respectively, issued pursuant to the Company’s 2004 Stock Incentive Plan, all of which vest more than 60 days after the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

All reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on time.

Board and Committees

The Board of Directors has various standing committees, including an Audit Committee, a Compensation Committee, and a Nominating/Governance Committee. Directors are expected to attend meetings of the Board, meetings of the committees on which they serve and the Annual Meeting. During 2006 the Board of Directors held 12 meetings, the Audit Committee held six meetings, the Compensation Committee held five meetings, and the Nominating/Governance Committee held one meeting. Each director attended at least 75% of the combined total of meetings of the Board of Directors and of each committee of which he was a member. There were four executive sessions of the Board of Directors excluding management. Eight directors attended the 2006 Mercer Annual Meeting.

The Audit Committee is comprised of Directors Hornyak (Chairman), Hart, Niedt and Van Noy, each of whom is an “independent director” in the judgment of the Board of Directors and as such term is defined by Nasdaq’s Marketplace Rules. The Board of Directors has designated George T. Hornyak as the “audit committee financial expert” of the Audit Committee. The Audit Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.mercerins.com. The Committee is responsible for the appointment, compensation, oversight and termination of Mercer’s independent registered public accounting firm. The Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Committee also assists the Board in providing oversight over the integrity of Mercer’s financial statements and Mercer’s compliance with applicable legal and regulatory requirements. The Committee also is responsible for, among other things, reporting to Mercer’s Board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in Mercer’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the Audit Committee regularly evaluates the independent registered public accounting firm independence from Mercer and Mercer’s management, including approving legally permitted, non-audit services provided by Mercer’s independent registered public accounting firm and the potential impact of such services on the independent registered public accounting firm independence. The Committee meets periodically with Mercer’s independent registered public accounting firm outside of the presence of Mercer’s management and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Committee reviews and discusses with management earnings releases, including the use of pro forma information and financial information provided to analysts and rating agencies. The Committee discusses with management and the independent registered public accounting firm the effect of accounting initiatives. The Committee also is responsible for reviewing related party transactions and for receiving and retaining complaints and concerns relating to accounting and auditing matters.

The Nominating/Governance Committee is comprised of Directors Niedt (Chairman), Malizia, Hornyak and Van Noy, each of whom is an “independent director” in the judgment of the Board of Directors and as such term is defined by Nasdaq’s Marketplace Rules. The Nominating/Governance Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.mercerins.com. The Nominating/Governance Committee is responsible for recommending to the Board individuals to stand for election as directors at the Annual Meeting of Shareholders, assisting the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, recommending to the Board qualified individuals to fill such vacancy, recommending to the Board, on an annual basis, nominees for each Board Committee and making independent recommendations to the Board of Directors as to the best practices for Board governance and evaluation of Board performance. The Committee has the responsibility to develop and recommend criteria for the selection of director nominees to the Board, including, but not limited to diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the Board and Mercer and such other criteria as the Committee determines to be relevant at the time. The Committee has the power to apply these criteria in connection with the identification of individuals to be Board members, as well as to apply the standards for independence imposed by Mercer’s listing agreement with Nasdaq and all applicable federal laws in connection with such identification process. The Committee has not adopted any specific minimum qualifications.

The Nominating/Governance Committee considers potential candidates for Board membership recommended by its members, management, shareholders, other directors and others. The Committee will consider nominees recommended by shareholders and, in considering such candidates, the Committee will apply the same criteria it applies in connection with Committee-recommended candidates. The bylaws of Mercer permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Mercer not less than 90 days prior to the Annual Meeting. Such notice must contain the following information: (a) the name, age, and business address, and if known, the residential address of each nominee; (b) the principal occupation or employment of each nominee; and (c) the number of shares of Mercer Common Stock beneficially owned by the nominee. No notice of nomination for election as a director has been received from any shareholder as of the date of this proxy statement. If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated in accordance with the requirements of the bylaws, then such nomination or such votes shall be disregarded.

The Compensation Committee is comprised of Directors Hart (Chairman), Boehm Hornyak, and Van Noy, each of whom is an “independent director” in the judgment of the Board of Directors and as such term is defined by Nasdaq’s Marketplace Rules. All of our employees are employed directly by BICUS Services Corporation (“BICUS”), a wholly owned subsidiary of Mercer that provides management services to Mercer and all of its affiliates. The Compensation Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on the company’s website at www.mercerins.com. The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation and benefits of employees for, and granting stock options and restricted stock awards to, employees, management and directors under Mercer’s 2004 Stock Incentive Plan.

Compensation of Directors

The following table sets forth a summary of the total compensation that we paid to each non-employee director in 2006:

2006 DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards(1)	Awards(2)	Compensation	Earnings(3)	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Roland D. Boehm	$50,080	$22,881	$38,279	—	$36,056	—	$147,296
H. Thomas Davis, Jr.	$9,300	$38,156	$38,279	—	-0-	—	$85,735
William V. R. Fogler	$35,400	$22,881	$38,279	—	$24,164	—	$120,724
William C. Hart	$42,750	$22,881	$38,279	—	$50,209	—	$154,119
George T. Hornyak, Jr.	$44,600	$22,881	$38,279	—	$16,140	—	$121,900
Samuel J. Malizia	$34,800	$22,881	$38,279	—	$12,306	—	$108,266
Richard U. Niedt	$41,350	$22,881	$38,279	—	$53,633	—	$156,143
Richard G. Van Noy	$51,590	$22,881	$38,279	—	$29,531	—	$142,281

Footnotes

(1)	The amounts reported in this column reflect the dollar amount of the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R) in connection with awards of restricted stock made pursuant to the 2004 Stock Incentive Plan and thus include amounts relating to awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)	The amounts reported in this column reflect the dollar amount of the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) in connection with awards of stock options made pursuant to the 2004 Stock Incentive Plan and thus include amounts relating to awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)	Represents the aggregate increase in the actuarial present value of accumulated benefits for the named director under the Benefit Agreement described below, from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year (calendar year 2005) to the plan measurement date used for financial statement reporting purposes with respect to the most recent fiscal year (calendar year 2006). The plan measurement date used for financial statement reporting purposes is January 1.

Each non-employee director of Mercer receives a monthly retainer of $2,500, a meeting fee of $600 ($1,000 as of April 2007) and a teleconference meeting fee of $300. Non-employee directors who are members of committees of the Board receive $500 per meeting attended in person and $200 per meeting attended by teleconference. The Audit Committee Chairman also receives an additional annual retainer of $3,000. The Compensation Committee Chairman and the Investment Committee Chairman each receive an additional annual retainer of $2,000. The Vice Chairman of the Board, Mr. Boehm, receives an additional fee of $720 per month ($480 as of April, 2007), which fee will be phased out on April 1, 2008. In addition, the former Chairman, Mr. Van Noy, receives an additional fee of $960 per month ($640 as of April, 2007), which also will be phased out on April 1, 2008. Executive officers of Mercer who are directors or members of committees of the Mercer Board of Directors or its subsidiaries receive no compensation for their service as directors or committee members.

Directors may elect to participate in Mercer’s Executive Nonqualified Excess Plan. Under this Plan, a participating director may defer all or a portion of the compensation earned by him for his service on the Board. The Plan is described in greater detail in the narrative discussion which accompanies the Nonqualified Deferred Compensation Table which appears below.

Mercer maintains a Benefit Agreement pursuant to which it provides a pension to all non-management directors upon their retirement from the Board. The pension is in the form of a monthly payment in an amount equal to the director’s monthly Mercer retainer fee in effect on the director’s retirement date. If a participating director dies prior to receiving 120 monthly payments under the Benefit Agreement, the director’s beneficiaries are entitled to receive these payments until the total number of payments received by the director and the director’s beneficiaries equals 120.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Mercer is comprised of four independent Directors. The members of the Audit Committee are Directors Hornyak (Chair), Hart, Niedt and Van Noy. The Audit Committee operates under a written charter originally adopted by the Board of Directors on May 7, 2003 and affirmed on January 17, 2007. The Board of Directors has designated Mr. George T. Hornyak as “audit committee financial expert” of the Audit Committee.

The Audit Committee has reviewed the audited financial statements of Mercer for the fiscal year ended December 31, 2006, and discussed them with management and Mercer’s independent registered public accounting firm, KPMG LLP. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the Statement of Auditing Standards No. 61.

The Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the Independence Standards Board Standard No. 1 and the Audit Committee has discussed the accountants’ independence from Mercer and management with the accountants. The Audit Committee has also considered whether the fees paid by Mercer to KPMG and described below are compatible with maintaining KPMG’s independence from Mercer. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that Mercer’s audited financial statements for the fiscal year ended December 31, 2006, be included in Mercer’s Annual Report on Form 10-K for that fiscal year.

Submitted by:

THE AUDIT COMMITTEE:
George T. Hornyak, Jr. (Chairman)
William C. Hart
Richard U. Niedt
Richard G. Van Noy

EXECUTIVE COMPENSATION

Compensation Committee Members and Independence

Messrs. Hart, Boehm, Hornyak and Van Noy are the members of the Compensation Committee. Mr. Hart is the Committee chair. Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Marketplace Rules.

Role of Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available online on our website at www.mercerins.com. The fundamental responsibilities of the Committee are to:

•	Adopt and review an executive compensation philosophy that reflects our mission, vision, values, and long-term strategic objectives;

•	Administer our executive compensation programs in a manner that furthers our strategic goals and serves the interests of our shareholders;

•	Establish compensation-related performance objectives for executive officers that support our key business objectives;

•	Evaluate the job performance of the Chief Executive Officer in light of the established goals and objectives;

•	Determine the total compensation levels of the named executive officers and to allocate total compensation among the various components pursuant to the executive compensation philosophy;

•	Administer our equity compensation and other incentive compensation plans;

•	Make recommendations to the Board regarding equity-based and incentive compensation plans;

•	Make recommendations regarding succession plans for the Chief Executive Officer;

•	Recommend to the board the compensation arrangements with respect to our non-employee directors;

•	Oversee preparation of the disclosure on executive compensation set forth each year in Mercer’s proxy statement, including the Committee’s report thereon; and

•	Annually review and assess the adequacy of the Compensation Committee Charter and evaluate its own performance thereunder.

Committee Meetings

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Committee held five meetings during 2006. The Committee typically meets with the Chief Executive Officer and, where appropriate, with other members of our executive management team.

The Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee, as well as materials that the Committee has specifically requested. Depending upon the agenda for a specific meeting, these materials may include:

•	Financial reports on year to date performance compared to prior year performance;

•	Calculations and reports on levels of achievement of individual and corporate performance objectives;

•	Reports on our strategic objectives and budget for future periods;

•	Reports on both current and past performance versus a peer group of companies;

•	Information on the named executive officers’ stock ownership holdings;

•	Information with respect to equity compensation awards;

•	Tally sheets setting forth the total compensation of the named executive officers, which includes base salary, cash incentives, equity awards, perquisites, and other compensation; and

•	Information regarding compensation programs and compensation levels at peer companies.

Management’s Role in the Compensation Process

Management plays a significant role in the compensation process. The most significant aspects of management’s role are:

•	Evaluating employee performance;

•	Establishing business performance targets and objectives; and

•	Recommending salary levels, and equity and incentive awards.

The Chief Executive Officer works with the Committee chair in establishing the agenda for Committee meetings. Management also prepares information for each Committee meeting.

The Chief Executive Officer also participates in Committee meetings at the Committee’s request to provide:

•	Background information regarding our strategic goals;

•	Evaluation of the performance of the other named executive officers; and

•	Compensation recommendations for the named executive officers (other than himself).

Committee Analysis

The Compensation Committee collects and analyzes internal executive compensation information in establishing appropriate compensation levels. Additionally, from time to time, the Committee reviews other human resource issues, including qualified and non-qualified benefits and management performance appraisals.

The Compensation Committee Charter grants the Committee the authority to hire advisors and consultants to assist the Committee with meeting its obligations under its charter, although the Committee has not to date engaged any advisors or consultants.

Annual Evaluation

The Compensation Committee meets in executive session each year to evaluate the performance of the named executive officers, to determine their annual equity and incentive bonuses for the prior fiscal year, if any, and to establish their annual performance objectives for the Chief Executive Officer for the current fiscal year, as well as to review and set base salaries and to consider and approve any grants or awards to executive officers under our equity incentive programs.

Performance Objectives

The Compensation Committee’s process begins with a review of the performance objectives for the Company’s executive officers in the first quarter of each fiscal year. The Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. The Committee reviews the appropriateness of the measures used in our incentive plans and the degree of difficulty in achieving specific performance targets.

Targeted Compensation Levels

Together with the performance objectives, the Compensation Committee establishes targeted total compensation levels for its executive officers. In making its determination, the Committee is guided by the compensation philosophy described below in the Compensation Discussion and Analysis. The Committee also considers historical compensation levels, competitive pay practices and the relative compensation levels among our executive officers as a group. We also consider industry conditions, corporate performance, and the overall effectiveness of our compensation program in achieving desired performance levels.

As targeted total compensation levels are determined, the Committee also determines the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes cash bonuses for achievement of specific performance objectives and equity-based compensation whose value is dependent upon long-term appreciation in the price of our common stock.

Committee Effectiveness

In accordance with the provisions of our charter, the Committee reviews, on an annual basis, its performance and the effectiveness of our compensation program in obtaining desired results.

Reasonableness of Compensation

After considering all the components of the compensation paid to the named executive officers, the Committee has determined that the compensation paid to the named executive officers is reasonable and not excessive.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We have designed our executive compensation program with the fundamental objective of supporting our core values and strategic mission and vision. The basis of our compensation philosophy is to align the interests of management with those of our shareholders. The following principles influence and guide the Compensation Committee’s compensation decisions:

•	The Committee examines our business plan and strategic objectives in order to ensure that its compensation decisions attract and retain leaders and reward them for achieving our strategic initiatives and objective measures of success.

•	At the core of our compensation philosophy is our belief that we should link pay directly to performance. This philosophy guides our compensation-related decisions:

•	A substantial portion of executive officer compensation is contingent and variable upon achievement of objective corporate and/or individual performance objectives.

•	Our equity compensation plans prohibit discounted stock options, reload stock options, and re-pricing of stock options.

•	The Committee believes that compensation should generally increase with position and responsibility.

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.

•	As position and responsibility increases, a greater portion of the executive officer’s total compensation becomes performance-based and contingent upon the achievement of performance objectives.

•	Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term appreciation in the value of our common stock.

Business Context

The Committee has adopted guiding compensation principles that will directly align the interests of executives with shareholders in accomplishing corporate strategic objectives. These guiding principles are as follows:

•	Attracting and retaining competent executive leadership;

•	Delivering the total compensation package in a cost-efficient manner;

•	Using long-term equity compensation tied to our common stock and financial performance to reinforce key business objectives.

•	Ensuring the alignment of the interests of executives and shareholders; and

•	Motivating executives through competitive compensation opportunities based upon job scope and sustained individual and company performance to achieve competitive results.

Compensation Components and Benchmarking

We do not believe it is appropriate to establish compensation levels primarily based upon benchmarking.

The major components of our executive compensation program are the following:

•	Market-competitive executive base salaries,

•	Short term cash incentive bonuses based upon the achievement of pre-established performance targets;

•	Long-term equity incentive compensation; and

•	Base benefits that are generally available to all employees.

For 2006, compensation paid to our executives consisted primarily of base salary, cash bonuses, and, where applicable, long-term equity incentives in the form of stock options and grants of restricted stock. In addition to being eligible for participation in company-wide benefits plans, the named executive officers are eligible to participate in our nonqualified deferred compensation plans, which is the only significant benefit we provide to our senior officers which is not available to all of our employees generally. Incentive awards are directly related to both corporate and individual performance. Market data, individual performance, retention needs, and internal equity have been the primary factors considered in decisions to increase or decrease compensation.

Base Salaries

Base salary is a critical element of executive compensation because it provides executives with a predictable base level of income. In determining base salaries, the Committee considers the following criteria:

•	The overall job scope and responsibilities;

•	The executive’s qualifications, including education and experience level;

•	The goals and objectives established for the executive;

•	Individual performance versus objectives;

•	The executive’s past performance;

•	Internal pay equity; and

•	The tax deductibility of base salary.

We annually review the base salaries for our executive officers to assess the above criteria and determine any necessary adjustments and we generally adjust the base salaries as of April 1 of each year. Periodic increases may also occur if warranted due to significant increases in job scope and responsibility.

The Compensation Committee met in February of 2006 and considered the base salaries of the Company’s senior officers at that meeting. The Committee applied the principles discussed above and authorized 2006 base salary increases for the named executive officers, as follows: (a) Mr. Speaker: from $283,500 to $340,000; (b) Mr. Ehrhardt: from $241,500 to $260,000; (c) Mr. Merclean: from $210,000 to $225,000; and (d) Mr. Kingsley: from $250,000 to $270,000. Mr. Corkery was hired by the Company in 2006 and Mr. Kingsley resigned in 2006.

Salary income earned by each named executive officer during calendar year 2006 is reported in the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.

Short-Term Incentive Compensation

We provide annual short-term incentive opportunities, after a specified minimum level of earnings is achieved, in the form of cash bonuses for our senior executives that are designed to reward achievement of company profitability objectives. The Cash Bonus Plan provides various incentive levels based upon the Company’s earnings and the participant’s impact on Company operations and strategic objectives, with target award opportunities that are established as a percentage of base salary. These targets range from 6.6% of base salary to 138.5% of base salary for the Company’s named executive officers. For 2006, 75% of a named executive officer’s cash bonus incentive was based upon achievement of corporate financial objectives measured by operating earnings per share; 15% of the cash bonus incentive was based upon specific individual incentives established for each executive officer by the Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Compensation Committee) and 10% of the cash bonus incentive was discretionary. Corporate financial objectives under the Plan are established by the Compensation Committee in February of each year.

Mercer achieved its pre-established 2006 corporate performance objectives. Accordingly, the named executive officers received cash bonuses under the Plan ranging from 19.7% to 84.4% of base salary. The cash bonus earned by each named executive officer under the Plan for 2006 is reported in the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.

Long-Term Incentive Compensation

We believe in maintaining a strong correlation between shareholders’ long-term interests and objectives for executives. This correlation is strengthened by using equity-based compensation through programs that are easily understood and incorporate long-term business growth strategies. We determine, on an annual basis, which executives will receive equity-based awards, the size and type of the awards, and the award restrictions (vesting and performance criteria). We target our equity-based awards based upon several factors, including each officer’s job scope and responsibilities, individual performance and long-term potential as determined by the Committee.

We have historically provided long-term incentive compensation through the use of equity grants. We believe that equity grants are the most effective means of creating a long-term link between the compensation provided to executive officers and gains realized by shareholders. We have elected to use stock options and restricted stock as the primary equity compensation vehicles.

We use stock options as a long-term incentive vehicle because, among other things:

•	Stock options align the interests of executives with those of the shareholders, support a pay-forward performance culture, facilitate employee stock ownership and focus the executive management team on increasing value for our shareholders;

•	Stock options are performance-based. All of the realizable value received by the recipient from a stock option is based upon the increase in the value of a share of our common stock above the option exercise price, which is equal to the fair market value per share on the date of grant;

•	Stock options help to provide a balance to the overall compensation program; and

•	The vesting period and performance criteria encourage executive retention and the preservation of shareholder value.

All stock options incorporate the following features:

•	The term of the grant does not exceed ten years (in the case of a incentive stock option) and ten years and one month (in the case of a non-qualified stock option);

•	The grant price is not less than the closing price of a share of our common stock on the date that the Committee grants the option or, if later, on the date that the grant becomes effective;

•	No grant includes a “re-load” provision; and

•	Re-pricing of an option is prohibited.

We also use restricted stock as a long-term investment vehicle because, among other things:

•	Restricted stock provides an equally motivating form of incentive compensation as stock options; and

•	Awarding restricted stock permits us to use fewer shares than options to deliver comparable value to the executive, which reduces the potential dilution to our shareholders.

In determining the number of options and shares of restricted stock that we grant to our executive officers as long-term incentive compensation, the Compensation Committee takes into account the officer’s position, scope of responsibility and the value of the awards in relation to other elements of the executive’s total compensation. In addition, the Committee considers an executive’s job responsibilities, past contributions to Company performance and potential for future contributions. The Committee believes that long-term incentive compensation should consist of awards of both stock options and shares of restricted stock, which is consistent with the broader market practice of using more than one type of award to provide appropriate long-term incentives. In determining the proper mix between stock options and shares of restricted stock, the Committee exercises judgment and discretion in light of its general compensation philosophy and policies with a view toward creating motivational incentives which are appropriate for each officer in light of the specific components of that officer’s total compensation package. Note that, unlike many other publicly held companies, the Company has not in the past issued incentive awards on a recurring annual basis. Instead, the Company has made only a single grant of stock options and shares of restricted stock to each of its senior officers. Although this has been the Company’s practice in the past, the Committee could change this policy in the future.

We currently award all options and restricted stock pursuant to the 2004 Stock Incentive Plan. Awards of restricted stock and stock options are approved by the Compensation Committee at its regularly scheduled meeting in February each year, which is contemporaneous with the release of the Company’s annual earnings. Except in unusual circumstances, the Company does not generally grant stock options to its executive officers at other times.

The number of shares underlying the option granted to each named executive officer in 2006, the fair value of each such option on the date of grant (determined in accordance with SFAS 123R) and the exercise price per share of each such option is set forth in the Grants of Plan Based Awards Table, which appears below following this Compensation Discussion and Analysis. Also reported in this Table is the number of shares of restricted stock granted to each named executive officer in 2006. Information concerning the number of shares of restricted stock and stock options that vested in 2006 and concerning the number of options and unvested restricted shares held by each named executive officer as of December 31, 2006 is set forth in the Option Exercises and Stock Vested Table and in the Outstanding Equity Awards at Fiscal Year-End Table, respectively, which appear below following this Compensation Discussion and Analysis.

Retirement Plans and Other Benefits

All Mercer employees who have completed at least six months of service, who are at least 21 years of age and who work at least 1,000 hours per year are entitled to participate in the Mercer Insurance Retirement Savings Plan, which we refer to as the “MIRSP.” Under the terms of the MIRSP, a participating employee may elect to have up to 100% of their earnings contributed to the MIRSP’s related trust under its 401(k) feature. Mercer matches 1/3 of the first 6% of each employee’s pre-tax contribution and also contributes an amount equal to 2% of each employee’s annual compensation. Deferral amounts in excess of the qualified plan limitations, as well as Company contributions on such compensation, are funded into a nonqualified plan, as discussed below. In addition, the Company generally makes a discretionary contribution for each year, based on Company profitability, to both the qualified 401(k) plan and, where applicable, to the nonqualified plan. All Company contributions vest 30%, 60% and 100% after one, two and three years of service, respectively. Contributions made by the Company under the MIRSP in 2006 on behalf of each named executive officer are reported in the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.

In addition to the MIRSP, the named executive officers are eligible to participate in the Executive Nonqualified Excess Plan and in the nonqualified 401(k) Mirror Plan, each of which is a nonqualified deferred compensation plan and is described in the narrative that accompanies the Nonqualified Deferred Compensation Table which appears below following this Compensation Discussion and Analysis. Contributions made by the Company under these

Plans in 2006 on behalf of the named executive officers are reported in the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.

Mercer also maintains an Employee Stock Ownership Plan, which we refer to as the “ESOP,” which is described under the heading “Tax Qualified Retirement Plan and ESOP” that appears below following this Compensation Discussion and Analysis. Shares of Mercer Common Stock which were allocated to the accounts of the named executive officers in 2006 under the ESOP are reported in the Summary Compensation Table.

2007 Compensation of Named Executive Officers

In December of 2006, the Committee discussed the Company’s traditional practice of granting one week’s pay to each employee as a Holiday bonus. At that meeting, the Committee decided to terminate this practice as to officers, starting in calendar year 2007. The Committee at that meeting also approved a one-time salary adjustment, effective January 1, 2007, under which each officer’s salary was increased by an amount equal to one week’s pay.

At its meeting in December of 2006, the Compensation Committee also established the financial objectives applicable to payouts under the Cash Bonus Plan in respect of Mercer’s 2007 financial performance. In accordance with the terms of the Plan and consistent with past practice, payouts in respect of the Company’s 2007 financial performance are expected to range from 6.6% to a maximum of 138.5% of an executive officer’s 2007 base salary, as of December 31, 2007, depending upon the extent to which the financial objectives are met or exceeded.

The Compensation Committee met in February of 2007 and considered the base salaries of the Company’s senior officers at that meeting. The Committee applied the principles discussed above and determined that base salaries for the named executive officers warranted no further increase beyond the January 1, 2007 adjustment described above. Accordingly, the 2007 base salary of each named executive officer was increased, as follows: (a) Mr. Speaker: from $340,000 to $346,538; (b) Mr. Ehrhardt: from $260,000 to $265,000; (c) Mr. Merclean: from $225,000 to $229,500; and (d) Mr. Corkery: from $200,000 to $204,000. Mr. Kingsley resigned from the Company, effective June 30, 2006.

The Compensation Committee also addressed stock option and restricted stock awards at its February, 2007 meeting and determined that no grants of stock options or restricted stock would be authorized at that time.

Internal Pay Equity

We believe that internal pay equity is an important factor to be considered in establishing compensation for executive officers. We have not established a formal policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other senior officers, but we review compensation levels to ensure that appropriate equity exists. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if the Committee deems such policy appropriate.

The Tax Deductibility of Compensation Should Be Maximized Where Appropriate

We generally seek to maximize deductibility for tax purposes of all elements of compensation. The Compensation Committee reviews compensation plans in light of applicable tax provisions including Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) and may revise compensation plans from time to time to maximize deductibility. The Committee may, however, approve compensation that does not qualify for deductibility when the committee deems it to be in our best interest. Note that, in 2006, none of our named executive officers received annual compensation (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended) in excess of $1,000,000.

Restatement of Financial Statements

The Compensation Committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any named executive officer) where the award was based upon Mercer’s achievement of specified financial goals and it is subsequently determined following a restatement of Mercer’s financial statements that the specified goals were not in fact achieved.

Executive Stock Ownership Requirements

In accordance with a policy adopted by the Board of Directors, each executive officer of the Company is required to own a minimum of 1,000 shares of Mercer Common Stock, allowing a reasonable time after joining the Company for each executive officer to achieve such a level of shareholdings.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above in this proxy statement. Based upon our review and discussion with management, we have recommended to the Board of Directors that the Compensation and Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2006.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Submitted by:

THE COMPENSATION COMMITTEE
William C. Hart (Chairman)
Roland D. Boehm
George T. Hornyak, Jr.
Richard G. Van Noy

Compensation Tables and Additional Compensation Disclosure

Total Compensation

The following table provides certain summary information concerning total compensation paid or accrued by Mercer to Andrew R. Speaker, Mercer’s President and Chief Executive Officer, to David B. Merclean, Mercer’s Senior Vice President of Finance and Chief Financial Officer, and to the other executive officers, and to a former executive officer whose total compensation in 2006 also exceeded $100,000. The Company has entered into an employment agreement with each of Messrs. Speaker, Ehrhardt, Merclean and Corkery, which employment agreements are described under the heading “Description of Employment Agreements and Potential Post-Employment Payments” which appears below. Mr. Kingsley resigned effective June 30, 2006, and certain of the amounts reported under the All Other Compensation column in the Table below were paid pursuant to a separation agreement entered into by the Company and Mr. Kingsley, which separation agreement is described in the narrative which follows the Potential Post-Employment Payments Table which appears below.

SUMMARY COMPENSATION TABLE

							Change in
						Non-Equity	Pension
						Incentive	Value and
						Compensation	Nonqualified
				Stock	Option	Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	(1)($)	(2)($)	(3)($)	(4)($)	(5)($)	($)	(6)($)	($)

Andrew R. Speaker	2006	$332,413	—	$254,375	$174,629	$286,875	—	$92,212	$1,140,504
President and Chief Executive Officer
Paul D. Ehrhardt	2006	$260,375	—	$122,100	$65,661	$131,625	—	$70,465	$650,226
Senior Vice President and Corporate Secretary
David B. Merclean	2006	$225,577	—	$30,525	$65,661	$113,906	—	$65,124	$500,793
Senior Vice President of Finance and Chief Financial Officer
Paul R. Corkery	2006	$141,846	—	$12,503	$23,197	$78,750	—	$8,791	$265,087
Senior Vice President and Chief Information Officer
Robert T. Kingsley	2006	$130,000	—	$(11,132)	$(18,757)	—	—	$152,912	$253,023
Senior Vice President — resigned effective June 30, 2006

Footnotes

(1)	Consists of base salary paid in 2006. Effective April 1, 2006 (October 1, 2006 in the case of Mr. Corkery), pursuant to their employment agreements, the Compensation Committee set annual base salaries for Messrs. Speaker, Ehrhardt, Merclean and Corkery at $340,000, $260,000, $225,000 and 200,000, respectively. At its February, 2007 meeting, the Compensation Committee set annual base salaries for these officers, effective April 1, 2007, at $346,538, $265,000, $229,500 and $204,000, respectively.

(2)	Bonus compensation earned in 2006 under the Cash Bonus Plan is reported in this Table in the column entitled “Non-Equity Incentive Plan Compensation”.

(3)	The amounts reported in this column reflect the dollar amount of the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R)in connection with awards of restricted stock made pursuant to the 2004 Stock Incentive Plan and thus include amounts relating to awards granted prior to 2006. This Plan is described in greater detail in the narrative which follows the Grants of Plan-Based Awards Table appearing below. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The negative amount reported for Mr. Kingsley reflects the forfeiture of a restricted stock award which was subject to a service-based vesting condition which was not satisfied as of the effective date of his resignation.

(4)	The amounts reported in this column reflect the dollar amount of the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R)in connection with awards of stock options made pursuant to the 2004 Stock Incentive Plan and thus include amounts relating to awards granted prior to 2006. This Plan is described in greater detail in the narrative which follows the Grants of Plan-Based Awards Table appearing below. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The negative amount reported for Mr. Kingsley reflects the forfeiture of a stock option award which was subject to a service-based vesting condition which was not satisfied as of the effective date of his resignation.

(5)	The amounts reported in this column consist of awards made under the Company’s Cash Bonus Plan. The Cash Bonus Plan is described under the heading “Short-Term Incentive Compensation” in the Compensation Discussion and Analysis which appears above.

(6)	Reported amounts include Company contributions to the Company’s qualified and non-qualified retirement plans on behalf of the named executive officers and the value of shares of Mercer Common Stock allocated under the ESOP for the accounts of the named executive officers, as follows: (a) Mr. Speaker: $47,000 and $31,713, respectively; (b) Mr. Ehrhardt: $35,024 and $31,713, respectively; (c) Mr. Merclean: $33,412 and $ 31,712, respectively; (d) Mr. Corkery: $8,791 and $-0-, respectively; and (e) Mr. Kingsley: $10,133 and $-0-, respectively. Reported amounts for Mr. Speaker also include club dues and amounts relating to personal use of a Company automobile. Reported amounts for Mr. Erhardt also include amounts relating to personal use of a Company automobile. Reported amounts for Mr. Kingsley also include $135,000 in base salary continuation payments made to Mr. Kingsley pursuant to the Separation Agreement described below following his resignation on June 30, 2006 and amounts relating to personal use of a Company automobile.

Plan-Based Compensation

The following table provides certain information concerning awards granted in 2006 under incentive and under other plans to the executive officers named in the Summary Compensation Table appearing above.

GRANTS OF PLAN-BASED AWARDS IN 2006

					All Other			Grant
			Estimated	Estimated	Stock	All Other		Date Fair
			Future	Future	Awards:	Option Awards	Exercise	Value of
			Payouts Under	Payouts Under	Number of	Number of	or Base	Stock
			Non-Equity	Equity	Shares of	Securities	Price of	and
		Committee	Incentive	Incentive Plan	Stock or	Underlying	Option	Option
	Grant	Approval	Plan Awards	Awards	Units(1)	Options(1)	Awards(2)	Awards(3)
Name	Date	Date	$	$	(#)	(#)	($/S)	($)

Andrew R. Speaker	None	—	—	—	—	—	—	—
Paul D. Ehrhardt	None	—	—	—	—	—	—	—
David B. Merclean	None	—	—	—	—	—	—	—
Paul R. Corkery	10/1/06	9/20/06	—	—	—	11,550	$25.89	$127,628
	10/1/06	9/20/06	—	—	—	13,450	$25.89	$148,623
	10/1/06	9/20/06	—	—	5,000	—	—	$134,350
Robert T. Kingsley	None	—	—	—	—	—	—	—

Footnotes

(1)	The number of shares of restricted stock or the number of shares underlying stock options (incentive stock options and non-qualified stock options) awarded in 2006 under the Company’s 2004 Stock Incentive Plan, which is described in the narrative appearing below.

(2)	Exercise price is equal to the closing sale price on the date of grant.

(3)	Reported amount is the aggregate fair value of restricted stock and stock options granted in 2006 determined as of the date of grant in accordance with SFAS 123R. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The 2004 Stock Incentive Plan provides for the grant of awards in the form of incentive stock options, nonqualified stock options, restricted stock or any combination thereof to Company employees and to non-employee directors. The Plan as adopted authorized the issuance of 876,555 shares of Mercer Common Stock, subject to an annual increase equal to 1% of the number of shares of Mercer Common Stock outstanding at the end of each calendar year. As of December 31, 2006, 1,010,263 shares (before reduction for grants) of Mercer Common Stock were authorized to be issued under the Plan. The Plan provides that stock options and restricted stock awards may include vesting restrictions and performance criteria at the discretion of the Compensation Committee of the Board of Directors. The term of options may not exceed ten years for incentive stock options and ten years and one month for nonqualified stock options and the option exercise price may not be less than fair market value on the date of grant. The 2004, 2005 and 2006 grants employ graded vesting over vesting periods of 3 or 5 years for restricted stock, incentive stock options and nonqualified stock options, and are subject only to such service conditions. No options granted under the Plan have been exercised as of December 31, 2006.

Outstanding Stock Option and Other Equity Awards at Fiscal Year End

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning stock options and other equity awards which were outstanding on December 31, 2006.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

						Stock Awards
									Equity
									Incentive
								Equity	Plan
	Option Awards							Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable(1)	Options	Price(2)	Expiration	Vested(3)	Vested(4)	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Andrew R. Speaker	16,333	8,167	—	$12.21	6/16/14	—	—	—	—
	67,000	33,500	—	$12.21	7/16/14	—	—	—	—
	—	—	—	—	—	20,833	$421,042	—	—
Paul D. Ehrhardt	16,333	8,167	—	$12.21	6/16/14	—	—	—	—
	15,000	7,500	—	$12.21	7/16/14	—	—	—	—
	—	—	—	—	—	10,000	$202,100	—	—
David B. Merclean	16,333	8,167	—	$12.21	6/16/14	—	—	—	—
	15,000	7,500	—	$12.21	7/16/14	—	—	—	—
	—	—	—	—	—	2,500	$50,525	—	—
Paul R. Corkery	—	11,550	—	$25.89	10/1/16	—	—	—	—
	—	13,450	—	$25.89	11/1/16	—	—	—	—
	—	—	—	—	—	5,000	$101,050	—	—
Robert T. Kingsley	None	None	None	N/A	N/A	None	N/A	None	None
(resigned effective June 30, 2006)

Footnotes:

(1)	All stock options reported in this Table vest at the rate of one third on the first anniversary of the date of grant, one third on the second anniversary and one third on the third anniversary.

(2)	Exercise price is equal to the closing sale price on the date of grant.

(3)	All shares of restricted stock reported in this Table vest at the rate of one third on the first anniversary of the date of grant, one third on the second anniversary and one third on the third anniversary.

(4)	Determined on the basis of the closing price of the Mercer Common Stock on December 31, 2006.

Stock Option Exercises and Vesting of Restricted Stock

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning the exercise of stock options and the vesting of restricted stock during calendar year 2006.

OPTION EXERCISES AND STOCK VESTED IN 2006

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
	Exercise	on Exercise	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Andrew R. Speaker	—	—	20,833	$396,035
Paul D. Ehrhardt	—	—	10,000	$190,100
David B. Merclean	—	—	2,500	$47,525
Paul R. Corkery	—	—	—	—
Robert T. Kingsley	—	—	—	—

Footnotes

(1)	Determined on the basis of the closing price of the Mercer Common Stock on the vesting date, June 16, 2006.

Tax Qualified Retirement Plan and ESOP

All Mercer employees who have completed at least six months of service, who are at least 21 years of age and who work at least 1,000 hours per year are entitled to participate in the Mercer Insurance Retirement Savings Plan, which we refer to as the “MIRSP”. Under the terms of the MIRSP, a participating employee may elect to have up to 100% of his earnings contributed to the Plan’s related trust under its 401(k) feature. The Company matches one third of each employee’s pre-tax contribution (up to 6% of compensation) and also contributes an amount equal to 2% of each employee’s annual compensation. Deferral amounts in excess of the qualified plan limitations, as well as Company contributions on such compensation, are allocated to a nonqualified plan. (See the narrative which accompanies the Nonqualified Deferred Compensation Table which appears below.) In addition, the Company generally makes a discretionary contribution to the MIRSP each year based upon Company profitability and, where applicable, to the nonqualified plans. All Company contributions vest 30%, 60% and 100% after one, two and three years of service, respectively. Company contributions under the MIRSP for the account of each named executive officer are reported in the “All Other Compensation” column in the Summary Compensation Table which appears above.

The Company also maintains an Employee Stock Ownership Plan (which we refer to as the “ESOP”) for the benefit of its employees. The ESOP purchased 626,111 shares of Mercer Common Stock in 2003 with the intention of allocating these shares to its employees over a period of ten years. The Company allocates shares of Mercer stock to eligible participants based upon the ratio of each participating employee’s compensation as a percentage of all participating employee compensation. Compensation used for the Company’s executives in this calculation is limited to the limitation imposed by the Code, which in 2006 was $220,000. All assets of the ESOP are held in trust by the plan. To be eligible to participate in the ESOP, an employee must have completed one year of service, be at least 21 years of age and work at least 1,000 regularly scheduled hours annually. Regular vesting of ESOP shares occurs after five years of service, but no earlier than January 1, 2008. As of the date hereof, no shares of Mercer Common Stock held by the ESOP for the accounts of the named executive officers have vested.

Deferred Compensation

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning defined contribution plans that provide for the deferral of compensation on a basis that is not tax qualified at and for the calendar year ended December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION IN 2006

				Aggregate
	Executive	Company	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance
	in 2006(1)	in 2006(1)	in 2006	in 2006	at 12-31-06
Name	($)	($)	($)	($)	($)

Andrew R. Speaker	$15,269	$29,809	$21,029	—	$170,349
Paul D. Ehrhardt	$2,400	$17,921	$10,759	—	$68,540
David B. Merclean	$1,298	$16,221	$587	—	$18,106
Paul R. Corkery	—	—	—	—	—
Robert T. Kingsley	—	—	—	—	—

Footnotes:

(1)	The amounts reported in this column include the following amounts which are reported as compensation earned in 2006 in the Summary Compensation Table which appears above for each executive officer who is named in this Table: (a) Mr. Speaker: 45,078; (b) Mr. Ehrhardt: 20,321; (c) Mr. Merclean: 17,519; (d) Mr. Corkery: -0-; and (e) Mr. Kingsley: -0-.

In addition to the tax-qualified MIRSP (discussed above) that we maintain for the benefit of all eligible employees, our senior officers (including the named executive officers) are eligible to participate in the Executive Nonqualified Excess Plan and in the nonqualified 401(k) Mirror Plan. The Executive Nonqualified Excess Plan allows a participant to defer receipt of all or a portion of his salary, in addition to amounts deferred under the MIRSP. Amounts contributed to the 401(k) Mirror Plan are matched by the Company in the same amount and subject to the same vesting schedules as are deferrals to the MIRSP. To the extent that a named executive’s compensation exceeds the annual limitation under the Code discussed above (currently $220,000), the Company contributes for his benefit an amount equal to the additional amount which would have been contributed to the MIRSP in the absence of this ERISA limitation. Amounts in the plan, together with accumulated earnings, are distributed at the discretion of the participant as a lump sum or in installments over a period of not more than ten years. The 401(k) Mirror Plan is a plan that Mercer contributes to on behalf of executive officers to permit deferrals and Company contributions that are in excess of the limitations under the Code. The Company contributions made to these nonqualified deferred compensation plans for the benefit of each named executive officer are reported in the “All Other Compensation” column in the Summary Compensation Table which appears above. Balances in both nonqualified plans are invested in investment vehicles chosen by the participants from a selection of investment choices that are unrelated to the Company in any way.

Description of Employment Agreements and Potential Post-Employment Payments

Andrew R. Speaker, Paul D. Ehrhardt, David B. Merclean and Paul R. Corkery are each parties to an employment agreement with the Company and BICUS. These employment agreements (individually, an “Agreement” and collectively, the “Agreements”) are substantially identical, except as noted in the discussion which follows. The current term of each Agreement is as follows: Mr. Speaker — three years; Mr. Ehrhardt — three years; Mr. Merclean — three years; and Mr. Corkery — three years. Each of these Agreements provides for serial one-year extensions, effective on March 31 of each year, so as to maintain a constant term equal to three years, unless the Company or the officer involved gives prior notice of nonrenewal.

The Agreements, as in effect on the date hereof, provide for minimum annual base salaries, as follows: Mr. Speaker — $346,538; Mr. Ehrhardt — $265,000; Mr. Merclean — $229,500; and Mr. Corkery — $204,000. In

addition, each executive is entitled to participate in any incentive compensation and employee benefit plans which are maintained by the Company.

Under each Agreement, in the event that the executive’s employment is terminated by the Company for cause (as defined in the Agreement) or in the event that the executive terminates his employment without good reason (as defined in the Agreement), the executive will be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused vacation time earned through the date of termination. In addition, if such termination occurs prior to the occurrence of a change in control (as defined in the Agreement), the executive is subject to a noncompetition and a non-solicitation covenant for a period of one year following the date of termination.

In the event that the executive’s employment is terminated by the Company without disability or cause, the executive will be entitled to receive for the remaining term of his Agreement an annual amount at a rate equal to the greater of:

•	His highest base salary received during either of the two years immediately preceding the year in which he is terminated, or

•	His base salary in effect immediately prior to his termination.

The frequency and amount of such payments will be in accordance with the Company’s executive payroll practices as from time to time in effect.

In addition, the executive will be entitled to receive annually for the remaining term of his Agreement:

•	An amount equal to the greater of the annual bonus compensation paid to him in either of the two calendar years immediately preceding the year in which he is terminated, and

•	An amount equal to the sum of the highest aggregate annual contribution made by the Company on his behalf (other than salary reduction contributions) to all tax qualified and non-qualified defined contribution plans in the year in which he is terminated or during either of the two calendar years immediately preceding the year in which he is terminated.

In addition, each executive shall be entitled to additional payments equal to the amount of their highest annual bonus compensation during either of the past two calendar years and their highest annual defined contribution plan annual contribution during either of the past two calendar years, each such amount to be prorated by a fraction, the numerator of which is the number of whole months elapsed during the year in which termination occurs and the denominator is 12.

Each executive also will be entitled to certain retirement, health, and welfare benefits.

In the event that the executive terminates his employment for good reason, (as defined in the Agreement), the executive will be entitled to receive the same amounts and benefits he would receive if he had been terminated by the Company without disability or cause. In the event that the executive’s employment is terminated without disability or cause or in the event that the executive terminates his employment for good reason, the executive has the continuing right to demand that the present value of the remaining payments owing to him be paid to him in a single lump sum after he gives to the Company written demand for such payment.

In the event that the executive’s employment is terminated by the Company by reason of the executive’s disability, the executive will be entitled to receive for a period of one year an annual amount at a rate equal to the greater of:

•	His highest base salary received during either of the two years immediately preceding the year in which he is terminated, or

•	His base salary in effect immediately prior to his termination.

The frequency and amount of such payments will be in accordance with the Company’s executive payroll practices as from time to time in effect.

In addition, the executive will be entitled to receive on the first anniversary of the date of termination:

•	An amount equal to the greater of the annual bonus compensation paid to him in either of the two calendar years immediately preceding the year in which he is terminated, and

•	An amount equal to the sum of the highest aggregate annual contribution made by the Company on his behalf (other than salary reduction contributions) to all tax qualified and non-qualified defined contribution plans in the year in which he is terminated or during either of the two calendar years immediately preceding the year in which he is terminated.

Each executive also will be entitled to certain retirement, health, and welfare benefits.

In the event of the executive’s death during the term of his employment, the executive’s spouse (or his estate, if his spouse does not survive him) will be entitled to receive for a period of one year an annual amount equal to the greater of:

•	His highest base salary received during either of the two years immediately preceding the year in which he is terminated, or

•	His base salary in effect immediately prior to his termination.

The frequency and amount of such payments will be in accordance with the Company’s executive payroll practices as from time to time in effect.

In addition, the executive’s spouse (or his estate, if his spouse does not survive him) will be entitled to receive within 30 days following the executive’s death:

•	An amount equal to the greater of the annual incentive bonus compensation paid to him in either of the two calendar years immediately preceding the year of the executive’s death, and

•	An amount equal to the sum of the highest aggregate annual contributions made by the Company on his behalf (other than salary reduction contributions) to all tax qualified and non-qualified defined contribution plans in the year of the executive’s death or during either of the two calendar years immediately preceding the year of his death.

The executive’s surviving spouse also will be entitled to certain retirement, health, and welfare benefits.

A “change in control” is defined in the Agreement to include the following: (i) the acquisition by an unrelated third party of 19.9% or more of the Company’s outstanding voting securities, (ii) the sale, exchange, transfer or other disposition of substantially all of the assets of the Company, (iii) the occurrence of a merger, consolidation or other reorganization of the Company, unless the shareholders of the Company immediately prior to the reorganization own immediately after the reorganization at least two-thirds of the voting securities of the surviving entity, there is no change in control of the Board of Directors of the surviving entity, and no unrelated third party owns 19.9% or more of the outstanding voting securities of the surviving entity, (iv) a plan of liquidation or dissolution is adopted by the Company, and (v) the election or appointment during any two year of a majority of the members of the Company’s Board of Directors under circumstances where the nomination or appointment of such members were not approved by a majority of the directors in office at the beginning of such period. The concept of the termination of the Agreement by the executive for good reason generally encompasses acts by the Company which are inconsistent with the terms or spirit of the Agreement, but is more expansively defined following the occurrence of a change in control; among other things, the executive is deemed to have good reason to terminate following a change in control if he terminates his employment for any reason at any time prior to the first anniversary of the change in control.

In the event that the executive is required to pay an excise tax as a result of any compensation and benefits received under his Agreement in connection with a change in control, the Company will pay the executive an additional amount, such that the net amount retained by him, after the payment of such excise taxes (and any additional income tax resulting from such payment), equals the amount he would have received but for the imposition of such excise tax.

Additional information concerning the severance benefits payable to Messrs. Speaker, Ehrhardt, Merclean and Corkery upon termination of employment under various circumstances is set forth in the Potential Post-Employment Payment Table which appears below. In addition, the severance benefit paid by the Company to Mr. Kingsley following his resignation effective June 30, 2006, is summarized in the narrative which follows the Potential Post-Employment Compensation Table which appears below.

Other Potential Post-Employment Payments

The potential post-employment payments due to each of our named executive officers under various circumstances, assuming that employment was terminated on December 31, 2006, are set forth in the following table:

POTENTIAL POST-EMPLOYMENT PAYMENTS(1)

		Absent a Change in Control
		Voluntary
		Termination
		without					Following a Change
		Good					in Control
		Reason or	Termination		Involuntary	Voluntary	Involuntary	Voluntary
		Involuntary	by Reason		Termination	Termination	Termination	Termination
		Termination	of Death		Not For	For Good	Not For	For Good
		For Cause	or Disability		Cause	Reason	Cause	Reason

Andrew R. Speaker	Base salary	$0		$332,413	$747,930	$747,930	$747,930	$747,930
	Bonus	$0		$278,144	$903,968	$903,968	$903,968	$903,968
	Medical continuation(2)(3)(4)	$0		$10,966	$24,672	$24,672	$24,672	$24,672
	Value of plan contributions	$0		$86,294	$280,457	$280,457	$280,457	$280,457
	Value of accelerated stock options	$0		$0	$0	$0	$525,841	$525,841
	Value of accelerated restricted stock	$0		$0	$0	$0	$421,055	$421,055
	280G Gross-Up	N/A	$	N/A	N/A	N/A	$834,614	$834,614
	Total	$0		$707,817	$1,957,027	$1,957,027	$3,738,537	$3,738,537

Paul D. Ehrhardt	Base salary	$0		$260,375	$585,844	$585,844	$585,844	$585,844
	Bonus	$0		$119,500	$388,375	$388,375	$388,375	$388,375
	Medical continuation(2)(3)(4)	$0		$4,887	$10,995	$10,995	$10,995	$10,995
	Value of plan contributions	$0		$73,807	$239,872	$239,872	$239,872	$239,872
	Value of accelerated stock options	$0		$0	$0	$0	$197,411	$197,411
	Value of accelerated restricted stock	$0		$0	$0	$0	$202,100	$202,100
	280G Gross-Up	N/A	$	N/A	N/A	N/A	$497,033	$497,033
	Total	$0		$458,569	$1,225,086	$1,225,086	$2,121,630	$2,121,630

David B. Merclean	Base salary	$0		$225,577	$507,548	$507,548	$507,548	$507,548
	Bonus	$0		$109,500	$355,875	$355,875	$355,875	$355,875
	Medical continuation(2)(3)(4)	$0		$10,966	$24,672	$24,672	$24,672	$24,672
	Value of plan contributions	$0		$65,940	$214,305	$214,305	$214,305	$214,305
	Value of accelerated stock options	$0		$0	$0	$0	$197,411	$197,411
	Value of accelerated restricted stock	$0		$0	$0	$0	$50,525	$50,525
	280G Gross-Up	N/A	$	N/A	N/A	N/A	$510,592	$510,592
	Total	$0		$411,983	$1,102,400	$1,102,400	$1,860,928	$1,860,928

Paul R. Corkery	Base salary	$0		$177,308	$221,635	$221,635	$221,635	$221,635
	Bonus	$0		$0	$0	$0	$0	$0
	Medical continuation(2)(3)(4)	$0		$5,221	$6,526	$6,526	$6,526	$6,526
	Value of plan contributions	$0		$8,791	$19,780	$19,780	$19,780	$19,780
	Value of accelerated stock options	$0		$0	$0	$0	$210,896	$210,896
	Value of accelerated restricted stock	$0		$0	$0	$0	$101,030	$101,030
	280G Gross-Up	N/A	$	N/A	N/A	N/A	$0	$0
	Total	$0		$191,320	$247,941	$247,941	$559,867	$559,867

Footnotes:

(1)	Timing and frequency of payout varies by benefit. Present value of future payments will be paid in lump-sum under limited circumstances.

(2)	Assumes no increase in the cost of welfare benefits.

(3)	Assumes no tax on welfare benefits.

(4)	The Company is not required to provide welfare benefits after later of Executive and spouse (if any) reach 65 or date specified in plan document.

On June 25, 2006, the Company and Robert T. Kingsley entered into a Separation Agreement, General Release and Non-Disclosure Agreement (the “Separation Agreement”) under the terms of which the parties agreed that Mr. Kinglsey’s employment and a related Employment Agreement entered into by Mr. Kingsley with Financial Pacific were voluntarily terminated as of June 30, 2006. In exchange for a release of claims and confidentiality and non-disparagement covenants in favor of the Company, the Company agreed in the Separation Agreement to pay Mr. Kingsley his annual base salary of $270,000 (without bonus or incentive compensation) in biweekly installments for a period of one year ending on June 30, 2007. In addition, the Company agreed to continue Mr. Kingsley’s health, dental, life and long-term disability insurance coverage and to permit him to continue to participate in the Company’s 401(k) plan until June 30, 2007, or until such earlier date as such benefits are provided to him by a new employer. The Company also permitted Mr. Kingsley to keep a laptop computer and related peripheral equipment and agreed to continue lease payments with respect to Mr. Kingsley’s automobile through December of 2006.

Equity Compensation Plan Information

The following table provides certain information regarding securities issued or issuable under our equity compensation plans as of December 31, 2006.

EQUITY COMPENSATION PLAN TABLE

Number of Shares of
Common Stock Remaining
	Number of Shares		Available for Future Issuance
	of Common Stock to be	Weighted-Average	at December 31, 2006
	Issued upon Exercise	Exercise price of	under Equity Compensation
	of Outstanding Options,	Outstanding Options	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	636,700	$13.21	158,576
Equity compensation plans not approved by security holders	None	N/A	None
Total	636,700	$13.21	158,576

Transactions with Related Parties

H. Thomas Davis, Jr., a director and former executive officer of the Company who retired in September 30, 2006, is the owner of Davis Insurance Agency. The Davis Insurance Agency is Mercer’s second largest producer, accounting for approximately 4% of our direct premiums written during the year ended December 31, 2006. For that year, Mercer paid the Davis Insurance Agency $1.2 million in commissions and profit sharing amounts.

Van Rensselaer, Ltd., which is owned by William V. R. Fogler, a director, has provided investment management services to Mercer Insurance since the year 2000. Fees to Van Rensselaer, Ltd. amounted to $116,708 in 2006.

In accordance with the terms of Mercer’s Code of Conduct and Ethics and Audit Committee Charter, (a copies of which is posted on Mercer’s website at www.mercerins.com), any transaction involving Mercer or any direct or indirect subsidiary of Mercer and an executive officer or a director (or a company or other entity in which he or she has, directly or indirectly, a financial interest) must be submitted for review and approval by the Audit Committee and/or the entire Board of Directors. It is Mercer’s policy to carefully review any such proposed transaction and to grant a waiver of Mercer’s policy prohibiting transactions and relationships that may involve a conflict of interest only if the proposed transaction can be structured in such a way as to eliminate both any potential financial disadvantage to Mercer and any appearance of impropriety.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors are currently Messrs. Hart (Chairman), Boehm, Hornyak and Van Noy. No member of the Compensation Committee is an employee of Mercer or any Mercer subsidiary and no member of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

MATTER NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited Mercer’s financial statements for the fiscal year ended December 31, 2006 and the reports on such financial statements and management’s assessment of and the effectiveness of internal control over financial reporting as of December 31, 2006 appear in the Annual Report to Shareholders. KPMG LLP has been selected by the Audit Committee to perform an examination of the consolidated financial statements of Mercer for the year ending December 31, 2007 and management’s assessment of and the effectiveness of internal control over financial reporting as of December 31, 2007, such appointment to continue at the pleasure of the Audit Committee and to be presented to the shareholders for ratification.

The affirmative vote of a majority of the votes cast at the Annual Meeting, assuming a quorum is present, is required to ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Abstentions and broker non-votes, although counted for the purpose of determining whether a quorum is present at the Meeting, will not constitute or be counted as “votes” cast so they will have no effect on the approval of this matter.

Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

Ratification of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the majority of the outstanding shares of common stock, present in person or by proxy, and entitled to vote on this matter at the Annual Meeting.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2006, and December 31, 2005, by KPMG LLP.

December 31, 2006
Audit Fees	$800,000
Audit-Related Fees	$0
Tax Fees	$32,000
All Other Fees	$48,000

December 31, 2005
Audit Fees	$798,130
Audit-Related Fees	$15,000
Tax Fees	$23,000
All Other Fees	$45,000

Audit fees included the audit of the Company’s annual financial statements and an audit of internal control over financial reporting, reviews of the Company’s quarterly financial statements, statutory audits, consents, activities associated with registration of securities with the Securities and Exchange Commission (“SEC”) and other services related to SEC matters.

Audit-related fees consisted primarily of services pertaining to SEC filings.

Tax fees consisted primarily of tax compliance services rendered in connection with federal, state and local income tax returns, transaction planning advice, and assistance with tax audits. All other fees include services provided in connection with statutory actuarial reviews.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and legally permissible non-audit services provided by the independent registered accounting firm in accordance with the pre-approval policies and procedures adopted by the Audit Committee at its May 7, 2003 meeting and affirmed at its January 17, 2007 meeting. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approved services include pre-approval of legally permissible non-audit services for a limited dollar amount. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. All services performed by KPMG in 2006 were pre-approved in accordance with the pre-approval policy.

CORPORATE GOVERNANCE DOCUMENTS

A copy of the Company’s Corporate Governance Guideline, the Company’s Code of Conduct and Ethics, the Company’s Code of Ethics for Executive Officers and the charters of the Company’s Audit Committee, Compensation Committee, and Nominating/Governance Committee are available on the Company’s website under Investor Relations at www.mercerins.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, Mercer Insurance Group, Inc., P.O. Box 278, Pennington, New Jersey 08534, by e-mail to investorrelations@mercerins.com or by calling Investor Relations at (800) 223-0534.

FINANCIAL INFORMATION

Mercer will furnish, without charge, a copy of its annual report on Form 10-K for the year ended December 31, 2006, including financial statements and schedules thereto, to any shareholder of record on March 23, 2007, upon written request made to Mercer Insurance Group, Inc., P.O. Box 278, Pennington, New Jersey 08534, telephone (800) 233-0534. A reasonable fee will be charged for copies of requested exhibits.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties who desire to communicate directly with the Company’s Board or the independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, Mercer Insurance Group, Inc., P.O. Box 278, Pennington, New Jersey 08534.

Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with the Company’s Audit Committee in writing addressed to Audit Committee Chair, Mercer Insurance Group, Inc., P.O. Box 278, Pennington, New Jersey 08534.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder desiring to present a proposal for inclusion in Mercer’s proxy statement relating to the 2008 Annual Meeting of Shareholders should submit the proposal in writing to: Chairman, Mercer Insurance Group, Inc., Executive Offices, P.O. Box 278, Pennington, New Jersey 08534 no later than November 24, 2007. If next year’s annual meeting is held on a date more than 30 calendar days from April 26, 2008, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting.

Pursuant to our bylaws, any shareholder desiring to propose a matter to be considered at the 2008 Annual Meeting of Shareholders but not requesting that such matter be included in the proxy statement relating to the Meeting must submit the proposal in writing to: Secretary, Mercer Insurance Group, Inc., Executive Offices, P.O. Box 278, Pennington, New Jersey 08534 no more than one-hundred fifty (150) days nor fewer than ninety (90) days before the 2008 Annual Meeting of Shareholders. The proxy for our 2008 Annual Meeting of Shareholders will confer discretionary authority to vote for any matter of which we did not have notice in accordance with the preceding sentence.

By Order of the Board of Directors,

Corporate Secretary

March 30, 2007

PROXY
MERCER INSURANCE GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
          The undersigned shareholder(s) of MERCER INSURANCE GROUP, INC., Pennington, New Jersey, do(es) hereby appoint Roland D. Boehm and William C. Hart, or either one of them, my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of Mercer Insurance Group, Inc. standing in my (our) name(s) on its books on March 23, 2007, at the Annual Meeting of its shareholders to be held at the Company’s headquarters located at 10 North Highway 31, Pennington, New Jersey, 08534, on April 26, 2007, at 10:30 a.m., local time, or any adjournment(s) thereof, as follows on the reverse side:
CONTINUE AND SIGN ON REVERSE SIDE
YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY
☑ Please mark votes as in this example.
IN THE ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED SHALL BE VOTED IN FAVOR OF THE NOMINEES NAMED IN ITEM 1.
1. Election of Class I Directors for Terms Expiring 2010.

Nominees:	(01) Andrew R. Speaker
(02) George T. Hornyak, Jr.
(03) Samuel J. Malizia

☐	FOR All Nominees	☐	WITHHOLD Authority to Vote for All Nominees

☐	FOR all nominees except as written on the line below:

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Mercer Insurance Group, Inc. for the year ending December 31, 2007.
☐       FOR                       ☐       AGAINST                       ☐       ABSTAIN
3. In their discretion, to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

1

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.
          This will ratify and confirm all that the attorney(s) may do or cause to be done by virtue hereof. The attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at the meeting or any adjournment(s) thereof. I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of shareholders of Mercer Insurance Group, Inc.
          Receipt is acknowledged of the Notice and Proxy Statement for the Annual Meeting, each dated March 30, 2007.
          Please sign and return promptly in enclosed addressed envelope.
          Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint name(s), each joint owner should sign.

Signature:

Date:

Signature:

Date: